Exhibit 10.39

COMPANY RETIREMENT CONTRIBUTION MAKE-UP PLAN

OF

CONOCOPHILLIPS

Effective as of January 1, 2019, ConocoPhillips Company, a Delaware corporation, hereby adopts this Company Retirement Contribution Make-Up Plan of ConocoPhillips (this “Plan”).

Preamble

This Plan is intended to provide certain specified benefits to select eligible employees whose benefits under the ConocoPhillips Savings Plan might otherwise be limited as described in this Plan. This Plan is also intended to (1) comply with Code section 409A and the regulations and other guidance issued by the Department of the Treasury and the Internal Revenue Service thereunder and (2) be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3), and 401(a)(1) of ERISA. Notwithstanding any provision of this Plan to the contrary, this Plan shall be interpreted, operated, and administered in a manner consistent with these intentions.

Section 1. Definitions.

For purposes of this Plan, the following terms, as used herein, shall have the meaning specified:

(a)

“Beneficiary” shall mean a person or persons or the trustee of an inter vivos trust for the benefit of a person designated by a Participant to receive, in the event of the Participant’s death, any unpaid portion of a Participant’s vested Benefit from this Plan, as provided in Section 6.3.

(b)	“Benefit” shall mean an obligation of the Company to pay amounts from this Plan.

(c)	“Board” shall mean the Board of Directors of the Company, as it may be comprised from time to time.

(d)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

(e)

“Committee” shall mean the Nonqualified Plans Benefit Committee as appointed from time to time by the Board; provided, however, that until a successor is appointed by the Board, the individual serving as the Company’s Vice President with responsibility over human resources shall be the sole member of the Committee.

(f)	“Company” shall mean ConocoPhillips Company, a Delaware corporation and subsidiary of ConocoPhillips, or any successor corporation.

(g)	“Company Retirement Contribution” shall mean the Company Retirement Contribution made under the CPSP.

(h)

“Company Stock Fund” shall mean an Investment Option that is accounted for as if investments were made in shares of common stock, $0.01 par value, of ConocoPhillips, although no such actual investments need be made, with accounting entries being sufficient therefor.

(i)	“ConocoPhillips” shall mean ConocoPhillips, a Delaware corporation, or any successor corporation, which is a publicly held corporation and the parent of the Company.

(j)	“Controlled Group” shall mean ConocoPhillips and its Subsidiaries.

(k)	“CPSP” shall mean the ConocoPhillips Savings Plan.

(l)	“CPSP Pay” shall mean “Eligible Earnings” as defined in the CPSP.

(m)	“CRCMP Pay” shall mean “Eligible Earnings” as defined in the CPSP without regard to Pay Limitations or voluntary salary reduction under provisions of the KEDCP.

(n)	“CRC Participant” shall have the same meaning as set forth in the CPSP.

(o)

“Election Form” shall mean a written form, including one in electronic format, provided by the Plan Administrator pursuant to which a Participant may elect the time and form of payment of his or her Benefit.

(p)

“Eligible Employee” shall mean an Employee who is a CRC Participant and (i) whose CRCMP Pay exceeds the Pay Limitations or (ii) who is eligible to elect a voluntary salary reduction under the provisions of the KEDCP.

(q)	“Employee” shall mean any individual who is a salaried employee of the Company or any Participating Subsidiary.

(r)	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute.

(s)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(t)

“Investment Options” shall mean, with respect to any Company Retirement Contribution Account, the hypothetical investment options with respect to which such Account is deemed to be invested, as determined from time to time by the Plan Administrator, used to credit earnings, gains, and losses on Company Retirement Contribution Account balances.

(u)	“KEDCP” shall mean the Key Employee Deferred Compensation Plan of ConocoPhillips or any similar or successor plan maintained by a member of the Controlled Group.

(v)

“Laid Off” shall mean an applicable termination of employment due to layoff under the ConocoPhillips Severance Pay Plan, the ConocoPhillips Executive Severance Plan, or the ConocoPhillips Key Employee Change in Control Severance Plan, or layoff or redundancy under any similar layoff or redundancy plan which the Company or a Participating Subsidiary may adopt from time to time. “Participant” shall mean an Eligible Employee who has been selected to participate in this Plan for any Plan Year as provided in Section 3.

(w)

“Participating Subsidiary” shall mean the Company and any other Subsidiary which has adopted the CPSP, and one or more Employees of which are Participants eligible to make deposits to the CPSP, or are eligible for Benefits pursuant to this Plan.

(x)	“Pay Limitations” shall mean the compensation limitations applicable to the CPSP that are set forth in Code section 401(a)(17), as adjusted.

(y)	“Plan” shall mean the Company Retirement Contribution Make-Up Plan of ConocoPhillips, as amended thereafter from time to time.

(z)	“Plan Administrator” shall mean the Committee.

(aa)	“Plan Year” means January 1 through December 31.

(bb)

“Separation from Service” shall mean the date on which the Participant has a “separation from service,” within the meaning of Code section 409A(a)(2)(A)(i) and section 1.409A-1(h) of the Treasury regulations, with the Controlled Group, whether by reason of death, disability, retirement, or otherwise. In determining Separation from Service, with regard to a bona fide leave of absence that is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a twenty-nine (29)-month period of absence shall be substituted for the six (6)-month period set forth in section 1.409A-1(h)(1)(i) of the Treasury regulations, as allowed thereunder.

(cc)	“Service” shall have the same meaning as set forth in the CPSP.

(dd)

“Subsidiary” shall mean any corporation or other entity that is treated as a single employer with ConocoPhillips under Code section 414(b), (c) or (m); provided that in applying Code section 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Code section 414(b) and for purposes of determining trades or businesses (whether or not incorporated) under common control under regulation section 1.414(c)-2 for purposes of Code section 414(c), the language “at least 80%” shall be used without substitution as allowed under regulations pursuant to Code section 409A.

(ee)	“Supplemental Company Retirement Contributions” shall mean amounts credited to a Participant’s Supplemental Company Retirement Contribution Account as provided in Section 4.1 of this Plan.

(ff)

“Supplemental Company Retirement Contribution Account” shall mean the bookkeeping account maintained by the Plan Administrator that reflects a Participant’s Supplemental Company Retirement Contributions, together with any hypothetical income, gain or loss and any payments or distributions attributable to such bookkeeping account.

(gg)	“Trustee” shall mean the trustee of the grantor trust established for this Plan by a trust agreement between the Company and the trustee, or any successor trustee.

(hh)	“Valuation Date” shall mean “Valuation Date” as defined in the CPSP.

Section 2. Purpose.

The purpose of this Plan is to provide supplemental benefits for those Eligible Employees selected by the Plan Administrator whose benefits under the CPSP might otherwise be affected by Pay Limitations or by a voluntary reduction in salary under provisions of KEDCP.

Section 3. Eligibility.

Prior to the beginning of each Plan Year, the Plan Administrator (or its designee) shall designate the Eligible Employees who are eligible to Participate in this Plan and may receive Supplemental Company Retirement Contributions for such Plan Year; provided, however, that for the Plan Year occurring in 2019, all Eligible Employees shall be deemed to be eligible to Participate in this Plan. Such designated Eligible Employees who receive Supplemental Company Retirement Contribution shall be Participants in this Plan.

An Eligible Employee who (i) first becomes eligible to participate in this Plan during a Plan Year and (ii) either (a) is designated by the Plan Administrator as a Participant within thirty (30) days of the date the Employee first becomes eligible to participate in this Plan shall be eligible to participate in the Plan for the remainder of such Plan Year, as determined by Plan Administrator, in its discretion or (b) meets criteria set before the beginning of the Plan Year for becoming a Participant; provided, however, that such Employee is not otherwise eligible for, or a participant in, a “plan” which is aggregated with this Plan for purposes of Code section 409A and otherwise satisfies the requirements of section 1.409A-2(a)(7) of the Treasury regulations. For purposes of this paragraph, such Participant’s Supplemental Company Retirement Contributions shall only apply with respect to CPSP Pay and CRCMP Pay earned after such designation and election, as applicable.

Section 4. Supplemental Company Retirement Contribution Account Benefits.

For any period during a Plan Year in which a Participant’s CRCMP Pay for the Plan Year exceeds his or her CPSP Pay for the Plan Year, a Benefit amount shall be credited to the Participant’s Supplemental Company Retirement Contribution Account no later than the end of the month following the Valuation Date that the Company makes Company Retirement Contributions for the Participant or would have made such contributions if the Participant had received Company Retirement Contributions under the CPSP. The Supplemental Company Retirement Contribution amount so credited shall equal the percentage set by the CPSP with regard to a Company Retirement Contribution, multiplied by the amount by which the Participant’s CRCMP Pay for the period for which the Company Retirement Contribution exceeds his or her CPSP Pay for that period.

Section 4.1. Supplemental Company Retirement Contribution Account Earnings

The Company shall periodically credit earnings, gains, and losses to a Participant’s Supplemental Company Retirement Contribution Account, until the full balance of such Account has been distributed. Earnings, gains, and losses shall be credited to a Participant’s Supplemental Company Retirement Contribution Account under this Section based on the results that would have been achieved had amounts credited to such Account been invested as soon as practicable after crediting into Investment Options selected by the Participant. The Plan Administrator shall specify procedures to allow Participants to make elections as to the deemed investment of amounts newly credited to their Supplemental Company Retirement Contribution Accounts, as

well as the deemed investment of amounts previously credited to their Supplemental Company Retirement Contribution Accounts. Nothing in this Section or otherwise in this Plan, however, will require the Company to actually invest any amounts in such Investment Options or otherwise.

Section 5. Supplemental Company Retirement Contribution Account Vesting.

A Participant shall become vested in his Supplemental Company Retirement Contribution Account according to the following schedule:

Years of Service	Vested Percentage
Less than three (3) years	0%
Three (3) or more years	100%

Notwithstanding any provision herein to the contrary, if a Participant attains age sixty-five (65), dies or is Laid Off while in Service prior to the completion of three (3) years of Service such Participant shall become 100% vested in his Supplemental Company Retirement Contribution Account. Upon any Participant’s Separation from Service, such Participant shall forfeit the non-vested portion of his or her Supplemental Company Retirement Contribution Account as of the date of the Participant’s Separation from Service.

Section 6. Payment.

Vested Benefits which become payable under this Plan shall be paid in cash. In the absence of an effective election under Section 6.1 or Section 6.2, the vested Benefits that a Participant is eligible to receive under this Plan (and earnings, gains, and losses thereon) shall be paid in one lump sum cash payment on the date that is six (6) months after the date of the Participant’s Separation from Service. Furthermore, in the absence of an effective election under Section 6.1 or Section 6.2, if the Participant dies prior to his or her Separation from Service, or after his or her Separation from Service, but prior to the date that the vested Benefits which the Participant is eligible to receive under this Plan (and earnings, gains, and losses thereon) are paid, the Benefits that the Participant is eligible to receive under this Plan (and earnings, gains, and losses thereon) shall be paid in one lump sum cash payment to the Participant’s Beneficiary or Beneficiaries as soon as administratively practicable after the Participant’s death.

Section 6.1. Payment Election by Participant.

For each Plan Year, a Participant may elect on an Election Form delivered to the Plan Administrator at a time set by the Plan Administrator (which shall be prior to the beginning of the Plan Year) to have the amounts attributable to Benefits under this Plan that are credited to his or her Supplemental Company Retirement Contribution Account (and earnings, gains, and losses thereon) with respect to such Plan Year paid to the Participant in a single lump sum cash payment; provided, however, that a Participant who is, at the time of the election, in a salary grade level 19 or higher under the Company’s salary grade system (or the equivalent grades under any successor system) may elect to receive instead annual, semi-annual, or quarterly installments paid in cash, using a declining balance method, over a period ranging from one to fifteen (15) years.

A Participant may elect to have the single lump sum cash payment paid on or, if applicable, the installment cash payments commence as of the beginning of any calendar quarter that is at least one year after the date of the Participant’s Separation from Service, provided that no payment shall be made after the date that is twenty (20) years after the date of the Participant’s Separation from Service. In the absence of an election on the date which a payment is to commence, it shall commence as of the beginning of the first calendar quarter that is six months after the date of the Participant’s Separation from Service.

Section 6.2. Change in Time or Form of Payment.

A Participant may make an election to change the time or form of payment elected under Section 6.1 or the payment to be made under Section 6, but only if the following rules are satisfied:

(a)	The election to change the time or form of payment may not take effect until at least twelve months after the date on which such election is made;

(b)	Payment under such election may not be made earlier than at least five (5) years from the date the payment would have otherwise been made or commenced;

(c)	Such payment may commence as of the beginning of any calendar quarter;

(d)	An election to receive payments in installments shall be treated as a single payment for purposes of these rules;

(e)	The election may not result in an impermissible acceleration of payment prohibited under Code section 409A;

(f)	No more than four (4) such elections shall be permitted; and

(g)	No payment may be scheduled to commence after the date that is twenty (20) years after the date of the Participant’s Separation from Service.

Section 6.3. Beneficiary Designation.

A Participant may designate one or more persons primarily or contingently as Beneficiaries in writing upon forms supplied by and delivered to the Company and may revoke such designations in writing, including by any electronic means approved by the Plan Administrator. If no designation of Beneficiary is on file with the Plan Administrator at the time of the death of the Participant or such designation is not effective for any reason as determined by the Plan Administrator, then, for purposes of this Plan, Beneficiary shall mean, and such Benefits shall be paid to, (i) the Participant’s surviving spouse as of the Participant’s date of death, or (ii) if there is no surviving spouse as of the Participant’s date of death, the Participant’s surviving child or children in equal shares, or (iii) if there is neither a surviving spouse nor any surviving child, the Participant’s estate.

Section 6.4. Acceleration of Payment of Benefits.

Notwithstanding any other provision of this Plan to the contrary, except as provided in Section 12(e) and below, in no event shall this Plan permit the acceleration of the time or schedule of any payment or distribution under this Plan, except that the Plan Administrator may accelerate a payment or distribution under this Plan to comply with a certificate of divestiture, as provided in section 1.409A-3(j)(4)(iii) of the Treasury regulations. Moreover, if a portion of a Participant’s Benefit (and earnings, gains, and losses thereon) is includible in income under Code section 409A, then such portion shall be distributed immediately to the Participant in accordance with section 1.409A-3(j)(4)(vii) of the Treasury regulations.

Section 7. Administration.

(a)

This Plan shall be administered by the Plan Administrator. The Plan Administrator may delegate to employees of the Company or any member of the Controlled Group the authority to execute and deliver such instruments and documents, to do all such acts and things, and to take such other steps deemed necessary, advisable, or convenient for the effective administration of this Plan in accordance with its terms and purpose, except that the Plan Administrator may not delegate any discretionary authority with respect to substantive decisions or functions regarding this Plan or Benefits hereunder. The Plan Administrator shall have absolute discretion in carrying out its responsibilities, and all interpretations, findings of fact and resolutions described herein which are made by the Plan Administrator shall be binding, final and conclusive on all parties.

(b)

The Plan Administrator and his or her delegates shall serve without bond and without compensation for services under this Plan. All expenses of the Plan Administrator and his or her delegates for services under this Plan shall be paid by the Company. None of the Plan Administrator or his or her delegates shall be liable for any act or omission on his or her own part excepting his or her own willful misconduct. Without limiting the generality of the foregoing, any such decision or action taken by the Plan Administrator or his or her delegates in reliance upon any information supplied by an officer of the Company, the Company’s legal counsel, or the Company’s independent accountants in connection with the administration of this Plan shall be deemed to have been taken in good faith.

Section 7.1. Claim for Benefits.

(a)

Any claim for benefits hereunder shall be presented in writing to the Plan Administrator for consideration, grant, or denial. Claimants will be notified in writing of approved claims, which will be processed as claimed. A claim is considered approved only if its approval is communicated in writing to a claimant.

(b)

In the case of a denial of a claim respecting benefits paid or payable with respect to a Participant, a written notice will be furnished to the claimant within ninety (90) days of the date on which the claim is received by the Plan Administrator. If special circumstances (such as for a hearing) require a longer period, the claimant will be notified in writing, prior to the expiration of the ninety (90)-day period, of the reasons for an extension of time; provided, however, that no extensions will be permitted beyond ninety (90) days after the expiration of the initial ninety (90)-day period. A denial or partial denial of a claim will be dated and signed by the Plan Administrator and will clearly set forth:

(1)	the specific reason or reasons for the denial;

(2)	specific reference to pertinent Plan provisions on which the denial is based;

(3)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(4)

an explanation of the procedure for review of the denied or partially denied claim set forth below, including the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

(c)

Upon denial of a claim, in whole or in part, a claimant or his duly authorized representative will have the right to submit a written request to the Trustee for a full and fair review of the denied claim by filing a written notice of appeal with the Trustee within sixty (60) days of the receipt by the claimant of written notice of the denial of the claim. A claimant or the claimant’s authorized representative will have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits and may submit issues and comments in writing. The review will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. If the claimant fails to file a request for review within sixty (60) days of the denial notification, the claim will be deemed abandoned and the claimant precluded from reasserting it. If the claimant does file a request for review, his request must include a description of the issues and evidence he deems relevant. Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.

(d)

The Trustee will provide a prompt written decision on review. The Trustee shall have absolute discretion in carrying out its responsibilities, and all interpretations, findings of fact and resolutions described herein which are made by the Trustee shall be binding, final and conclusive on all parties. If the claim is denied on review, the decision shall set forth:

(1)	the specific reason or reasons for the adverse determination;

(2)	specific reference to pertinent Plan provisions on which the adverse determination is based;

(3)

a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(4)

a statement describing any voluntary appeal procedures offered by this Plan and the claimant’s right to obtain the information about such procedures, as well as a statement of the claimant’s right to bring an action under ERISA section 502(a).

(e)

A decision will be rendered no more than sixty (60) days after the Trustee’s receipt of the request for review, except that such period may be extended for an additional sixty (60) days if the Trustee determines that special circumstances (such as for a hearing) require such extension. If an extension of time is required, written notice of the extension will be furnished to the claimant before the end of the initial sixty (60)-day period.

(f)

To the extent permitted by law, decisions reached under the claims procedures set forth in this Section shall be final and binding on all parties. No legal action for benefits under this Plan shall be brought unless and until the claimant has exhausted his remedies under this Section. In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure. Any claims which the claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a claimant’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure.

(g)

Any payment to a Participant or Beneficiary, all in accordance with the provisions of this Plan, shall to the extent thereof be in full satisfaction of all claims hereunder against the Plan Administrator, the Company and all Participating Subsidiaries, any of which may require such Participant or Beneficiary as a condition to such payment to execute a receipt and release therefor in such form as shall be determined by the Plan Administrator, the Company or a Participating Subsidiary. If a receipt and release is required and the Participant or Beneficiary (as applicable) does not provide such receipt and release in a timely enough manner to permit a timely distribution in accordance with the general timing of distribution provisions in this Plan, the payment of any affected distribution(s) shall be forfeited.

(h)

Benefits under this Plan will be paid only if the Plan Administrator decides in its discretion that a Participant or Beneficiary is entitled to the Benefits. Notwithstanding the foregoing or any provision of this Plan, a Participant (or other claimant) must exhaust all administrative remedies set forth in this Section 7.1 or otherwise established by the Plan Administrator before bringing any action at law or equity. Any claim based on a denial of a claim under this Plan must be brought no later than the date which is two (2) years after the date of the final denial of a claim under this Section 7.1. Any claim not brought within such time shall be waived and forever barred.

Section 8. Rights of Employees and Participants.

Nothing contained in this Plan (or in any other documents related to this Plan or to any Benefit) shall confer upon any Employee or Participant any right to continue in the employ or other service of the Company or any member of the Controlled Group or constitute any contract or limit in any way the right of the Company or any member of the Controlled Group to change such person’s compensation or other benefits or to terminate the employment of such person with or without cause.

Section 9. Awards in Foreign Countries.

The Board or its delegate shall have the authority to adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or Participating Subsidiaries may operate to assure the viability of the Benefits of Participants employed in such countries and to meet the purpose of this Plan.

Section 10. Amendment and Termination.

The Board reserves the right to amend or terminate this Plan at any time, and to delegate such authority as the Board deems necessary or desirable; provided that no member of the Board who is also a Participant shall participate in any action which has the actual or potential effect of increasing his or her Benefits hereunder; and further provided, the Company shall remain liable for any Benefits accrued under this Plan prior to the date of amendment or termination.

Section 11. Unfunded Plan.

All amounts payable under this Plan shall be paid solely from the general assets of the Company and any rights accruing to a Participant under this Plan shall be those of a general creditor; provided, however, that the Company may establish one or more grantor trusts to satisfy part or all of the Company’s Plan payment obligations so long as this Plan remains unfunded for purposes of sections 201(2), 301(a)(3), and 401(a)(1) of ERISA.

Section 12. Miscellaneous Provisions.

(a)

The interest of a Participant or his Beneficiary or Beneficiaries hereunder may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person to whom such benefits or funds are payable, nor shall they be an asset in bankruptcy or subject to garnishment, attachment or other legal or equitable proceedings.

(b)

If any Participant or Beneficiary to whom a benefit is payable under this Plan is unable to care for his affairs because of illness or accident, any payment due (unless prior claim therefor shall have been made by a duly qualified guardian or other legal representative) may be paid to the spouse, parent, brother, or sister, or any other individual deemed by the Plan Administrator to be maintaining or responsible for the maintenance of such person. Any payment made in accordance with the provisions of this Section 12(b) shall be a complete discharge of any liability of this Plan with respect to the benefit so paid.

(c)

If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable, and this Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

(d)

Payment of Plan benefits may be subject to administrative or other delays that result in payment to the Participant or his beneficiaries on a date later than the date specified in this Plan or the Participant’s Election Form. Any such payment delays will comply with Code section 409A of the Code, including without limitation section 1.409A-2(b)(7) of the Treasury regulations. No Participant or Beneficiary shall be entitled to any additional earnings or interest in respect of any such payment delays, nor shall any Participant or Beneficiary be provided any election with respect to the timing of any delayed payment.

(e)

This Plan is intended to meet the requirements of Code section 409A, as applicable, in order to avoid any adverse tax consequences resulting from any failure to comply with Code section 409A and, as a result, this Plan shall be operated in a manner consistent with such compliance. Except to the extent expressly set forth in this Plan, the Participant (and/or the Participant’s Beneficiary, as applicable) shall have no right to dictate the taxable year in which any payment hereunder that is subject to Code section 409A should be paid.

(f)

If all or any part of any Participant’s or Beneficiary’s benefit hereunder shall become subject to any estate, inheritance, income, employment or other tax which the Company shall be required to pay or withhold, the Company shall have the full power and authority to withhold and pay such tax out of any monies or other property held for the account of the Participant or Beneficiary whose interests hereunder are so affected (including, without limitation, by reducing and offsetting the Participant’s or Beneficiary’s account balance). Prior to making any payment, the Company may require such releases or other documents from any lawful taxing authority as it shall deem necessary or desirable.

(g)

No amount accrued or payable hereunder shall be deemed to be a portion of an Employee’s compensation or earnings for the purpose of any other employee benefit plan adopted or maintained by the Company, nor shall this Plan be deemed to amend or modify the provisions of the CPSP.

(h)

This Plan shall be construed, regulated, and administered in accordance with the laws of the State of Texas except to the extent that said laws are preempted by the laws of the United States. Venue for any suit brought regarding any claim under this Plan shall be in Harris County, Texas.

(i)

Except as otherwise provided herein, this Plan shall be binding upon the Company, its successors and assigns, including but not limited to any corporation which may acquire all or substantially all of the Company’s assets and business or with or into which the Company may be consolidated or merged.

(j)

It is the intention of the Company that, so long as any of ConocoPhillips’ equity securities are registered pursuant to Section 12(b) or 12(g) of the Exchange Act, this Plan shall be operated in compliance with Section 16(b) of the Exchange Act and, if any Plan provision or transaction is found not to comply with Section 16(b) of the Exchange Act, that provision or transaction, as the case may be, shall be deemed null and void ab initio. Notwithstanding anything in this Plan to the contrary, the Company, in its absolute discretion, may bifurcate this Plan so as to restrict, limit or condition the use of any provision of this Plan to Participants who are officers and directors subject to Section 16(b) of the Exchange Act without so restricting, limiting or conditioning this Plan with respect to other Participants.

(k)

The Plan Administrator, in its sole discretion, may direct that a payment to be made to an incompetent or disabled person, whether because of minority or mental or physical disability, instead be made to the guardian of such person or to the person having custody of such person, without further liability either on the part of the Company or a Participating Subsidiary for the amount of such payment to the person on whose Benefit such payment is made.

Section 13. Effective Date of this Plan.

This Company Retirement Contribution Make-Up Plan of ConocoPhillips is hereby adopted, by ConocoPhillips Company, a Delaware corporation, effective as of January 1, 2019.

Executed this 28th day of December 2018, by a duly authorized officer of the Company.

/s/ James D. McMorran
James D. McMorran
Vice President